Exhibit 8.1
SUBSIDIARIES OF THE COMPANY

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION
Acorn Limited	Bermuda
AIUK Trustees Limited	United Kingdom
APJ Asset Protection Jersey Limited	Jersey
Aspen (UK) Holdings Limited	United Kingdom
Aspen (US) Holdings Limited	United Kingdom
Aspen American Insurance Company	Texas
Aspen Australia Service Company Pty Ltd	Australia
Aspen Bermuda Limited	Bermuda
Aspen Capital Advisors Inc.	Delaware
Aspen Capital Management, Ltd	Bermuda
Aspen Cat Fund Limited	Bermuda
Aspen European Holdings Limited	United Kingdom
Aspen Insurance U.S. Services Inc.	Delaware
Aspen Insurance UK Limited	United Kingdom
Aspen Insurance UK Services Limited	United Kingdom
Aspen Managing Agency Limited	United Kingdom
Aspen Re America, Inc.	Delaware
Aspen Risk Management Limited	United Kingdom
Aspen Singapore Pte. Ltd.	Singapore
Aspen Specialty Insurance Company	North Dakota
Aspen Specialty Insurance Management, Inc.	Massachusetts
Aspen Specialty Insurance Solutions LLC	California
Aspen U.S. Holdings, Inc.	Delaware
Aspen UK Syndicate Services Limited	United Kingdom
Aspen Underwriting Limited	United Kingdom
Blue Waters Insurers, Corp.	Puerto Rico
Peregrine Reinsurance Ltd	Bermuda
Silverton Re Ltd.	Bermuda